Professional Services Agreement

Exhibit 10.52

This PROFESSIONAL SERVICES AGREEMENT (“Agreement”) is effective as of April 24, 2019 (the “Effective Date”) and is between Chico’s FAS, Inc. (“Company”), a Florida corporation, and Bonnie Brooks (“Contractor”).

WHEREAS Company desires to retain Contractor to provide certain services to Company, and Contractor desires to provide such services to Company, all subject to the terms and conditions set forth herein.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Services. Subject to the terms and conditions set forth in this Agreement, Company hereby retains Contractor to provide to Company senior management and executive services as Interim President and CEO (the “Services”) and Contractor agrees to render the Services to Company. Contractor may provide such services remotely or at a location of her choosing, provided she maintains appropriate communications capabilities. The parties agree that Contractor shall complete the Services according to Contractor’s own means and methods of work which shall be in the exclusive charge and control of Contractor and which shall not be subject to the control or supervision of Company, except as to the results of the work.

2.
Obligations of Contractor. In her performance of the Services hereunder, Contractor shall at all times comply with and abide by the terms and conditions set forth in this Agreement. Contractor shall further perform the Services in accordance with all applicable laws, rules and regulations and by following and applying the highest professional guidelines and standards.

3.	Compensation.

(a)
Fee and Restricted Shares of Stock. Subject to the terms and conditions set forth in this Agreement, and as full and complete compensation for the Services, Company shall pay to Contractor, and Contractor shall accept the fee described in the offer letter signed by the parties on April 24, 2019 (the “Fee”) and the restricted shares of Company stock granted to Contractor on April 24, 2019 (the “Restricted Shares”). The Fee shall be payable monthly, prorated for partial months and payable for the term of this Agreement (but in no event for less than four months (through August 24, 2019) if the term of this Agreement ends before August 24, 2019, due to Company’s hiring of a new Chief Executive Officer).

(b)
Reimbursement of Business Expenses. Contractor shall be entitled to direct payment by or reimbursement from Company for authorized, documented and reasonable travel expenses. Company will also pay for or reimburse Contractor for her expenses for lodging in or near Company’s offices (unless Contractor chooses to stay in her own residence or with family). To the extent practicable, airfare, lodging, rental car, and other major travel arrangements shall be made through Company’s Corporate Travel Department. Travel expenses must be incurred and reimbursement requests made in compliance with Company’s Travel and Expense Processing Policy.

Professional Services Agreement

(c)
Invoice and Payment. Each month, Contractor shall submit an invoice to Company setting forth the Fee due Contractor pursuant to Section 3(a) and a detailed listing of all reimbursable expenses pursuant to Section 3(b). Upon receipt of such invoice, Company shall pay all undisputed amounts to Contractor.

(d)
Taxes. Contractor hereby acknowledges and agrees that Contractor shall be solely responsible for all of Contractor’s withholding taxes, social security taxes, unemployment taxes, and workers’ compensation insurance premiums in connection with the Fee or the Restricted Shares. Contractor hereby agrees to indemnify and hold harmless Company from any liability for, and any and all federal, state and local taxes or assessments of any kind arising out of or in connection with the Fee or the Restricted Shares.

4.
Independent Contractor. In the performance of this Agreement, both Contractor and Company will be acting in their own separate capacities and not as agents, employees, partners, or associates of one another. It is expressly understood and agreed that Contractor is an independent contractor of Company in all manners and respects. Contractor shall not be subject to Company’s personnel policies and procedures. Contractor also shall not be eligible to receive any bonus or employee benefits or participate in any employee benefit plan sponsored by Company for its employees, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan, severance plan or any other fringe benefit program sponsored and maintained by Company for its employees. Notwithstanding anything herein to the contrary, Contractor shall remain eligible to participate in any benefit plans in conjunction with her service as a member of the Board of Directors. Contractor shall retain the right to perform services for others during the term of this Agreement (including serving on boards of directors of other entities), so long as these services are not inconsistent or incompatible with Contractor’s obligations under this Agreement.

5.
Effect on Board Membership. This Agreement shall not affect Contractor’s status as a member of the Board. However, the parties acknowledge and agree that during the time period when Contractor is providing the Services, she will not be entitled to any additional compensation as a result of her service as a member of the Board.

6.
Term and Termination. The term of this Agreement shall commence as of April 24, 2019 and it shall continue until Company hires a new Chief Executive Officer or until either party terminates this Agreement at any time by providing written notice to the other party.

7.	Miscellaneous.

(a)
This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties hereto, except for that certain offer letter that Company and Contractor executed on April 24, 2019. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both parties hereto. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

(b)	This agreement shall be governed by and construed in accordance with the laws of the State of Florida, United States of America. In addition, the parties consent to personal jurisdiction

Professional Services Agreement

and venue solely within the State of Florida and waive all otherwise possible objections thereto. The parties agree that they will not file any action arising out of this agreement other than in a state or federal court located in Florida.

(c)
Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise). Contractor may not assign this Agreement, in whole or in part, without the prior written consent of Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

(d)	This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e)
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same Agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any facsimile or emailed transmission of any signature shall be deemed an original and shall bind such party.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.

Chico’s FAS, Inc.	Bonnie Brooks
/s/ Greg Baker	/s/ B. Brooks
Signature Above	Signature Above
Print Name & Title: Gregory Baker SVP – General Counsel	Print Name & Title: Bonnie Brooks Interim CEO